UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                    07/22/02
                Date of Report (Date of earliest event reported)

                               SAFECO CORPORATION
               (Exact name of registrant as specified in Charter)

              WASHINGTON            1-6563             91-0742146
            (State or other      (Commission           (IRS Employer
            jurisdiction of      File Number)         Identification No.)
                                 incorporation)

              SAFECO Plaza, Seattle, Washington             98185
              (Address of principal executive officers)   (Zip Code)

                                 (206) 545-5000
              (Registrant's telephone number, including area code)

Item 5. Other Events

SAFECO Executes on Core Operating Fundamentals;
Reports Earnings of $0.37 per Share


    Second Quarter Highlights

    - Posted income before charges of $0.37 per share, ahead of consensus analyst estimates.
    - Achieved solid performance company-wide.
    - Launched new products and services to drive growth in core lines of business.
                            Summary Financial Results
                       (In millions except per-share data)
                                       3 Months Ended       6 Months Ended
                                          June 30               June 30
                                      2002        2001       2002     2001
    Net Income (Loss)               $105.2      $(14.4)    $168.8  $(897.2)
    Income (Loss) Before Charges *   $46.8      $(33.4)     $94.6   $(21.4)

    Per Share of Common Stock
    Net Income (Loss)                $0.82      $(0.11)     $1.32   $(7.02)
    Income (Loss) Before Charges *   $0.37      $(0.26)     $0.74   $(0.17)

    * Summary of Financial Results follows

SEATTLE, July 22 --SAFECO (Nasdaq: SAFC) today reported second-quarter income before charges and gains of $46.8 million, or $0.37 per diluted share. This compares with a loss of $33.4 million, or $0.26 per share, in the second quarter of last year.

Net income, including realized gains, for the quarter was $105.2 million, or $0.82 per share, compared with a net loss of $14.4 million, or $0.11 per share, for the same period last year.

During the second quarter, SAFECO incurred a $3.6 million net charge as part of a previously announced restructuring. "We are very pleased with our performance this quarter. We keep doing what we said we'd do, and what's most exciting is that it's showing up in the numbers," said Mike McGavick, SAFECO president and chief executive officer.

McGavick reiterated that he "remains comfortable" with financial analysts' range of estimates of SAFECO's performance for the full year. Currently, published estimates of SAFECO's performance for the year range between $1.50 and $1.80 per diluted share, with the consensus, according to Thomson Financial First Call, of $1.67 per share.

Net written premiums for SAFECO's Property and Casualty products increased 3.3 percent in the second quarter compared with the same period in 2001. This increase was primarily the result of higher sales of SAFECO's automobile product. "We are seeing the positive results of our new business entry model, improved product offering and our new commission structure," stated McGavick.

SAFECO Life & Investments had strong fixed annuity deposits of $350 million in the second quarter and continued outstanding performance across Group excess-loss medical product lines.

Realized gains from investments totaled $62.0 million after taxes in the quarter, up from $18.4 million for the same period of last year. SAFECO's losses due to WorldCom were $43.2 million after taxes. Those losses were more than offset by gains resulting from a change in the Property and Casualty investment strategy initiated during the second quarter to shorten duration and reduce equity holdings.

SAFECO Personal Insurance Performance

Personal Auto, SAFECO's largest product line, reported underwriting losses of $7.3 million -- an improvement over the $37.7 million underwriting loss recorded in second quarter 2001.

--------------------------------------------- ------------ ---------------------
Auto Combined Ratio
The lower the percentage, the better the performance.
------------------------------------------------------------------ -------------

                                                                   Excluding
                                              Excluding            Catastrophes &
                        Total                 Catastrophes         Weather
----------------------- --------------------- -------------------- -------------
Q299                    101.3%                100.4%               100.7%
Q399                    105.9%                105.5%               104.0%
Q499                    108.9%                108.7%               108.3%
Q100                    109.3%                108.1%               107.7%
Q200                    105.6%                104.0%               102.2%
Q300                    103.8%                103.1%               101.7%
Q400                    109.8%                109.4%               109.2%
Q101                    106.5%                106.3%               106.0%
Q201                    108.7%                101.7%               100.2%
Q301                     99.3%                100.4%                99.1%
Q401                    104.0%                103.4%               103.0%
Q102                    104.5%                104.1%               103.7%
Q202                    101.6%                100.2%                99.1%
----------------------- --------------------- -------------------- -------------

Combined ratio for Auto improved to 101.6 in the quarter, compared with 104.5 in the first quarter of this year, and 108.7 in the second quarter of 2001.

Combined ratio is a standard gauge of underwriting performance measuring the percentage of premium dollars used to pay customers' claims and expenses. The lower the ratio, the more effective the underwriting. To allow investors to track the underlying performance of its major insurance lines and better understand seasonal variability, SAFECO reports combined ratios three ways -- total combined ratio; combined ratio excluding catastrophes (events generating multiple customer claims totaling more than $500,000); and combined ratio excluding catastrophes and non-catastrophe weather.

Net written Auto premiums increased 12.6 percent in the quarter compared with the same period last year. Policies in force are flat compared with the second quarter of 2001, and are up 1.8 percent from last quarter.

SAFECO introduced its new Auto product during the quarter. It improves the way the company underwrites and prices this line of insurance to better segment business and match the right policy price to the corresponding level of risk. The new Auto product makes SAFECO more competitive in its core market-preferred drivers -- while also making auto insurance available to 95 percent of all drivers that its agents see. Currently offered in 13 states, the new auto product will be available in 40 states by year-end.

"We're still early in the rollout, yet we're pleased by the results," McGavick said, noting that in markets where the product has been available for much of the quarter, new business writings are up approximately 50 percent over last quarter. "This is an encouraging response from our agency partners," McGavick added.

Homeowners recorded underwriting losses of $36.9 million, an improvement compared with $95.6 million in underwriting losses for the second quarter 2001.

--------------------------------------------- -------------------- -------------
Homeowners Combined Ratio
The lower the percentage, the better the performance.
------------------------------------------------------------------ -------------

                                                                   Excluding
                                              Excluding            Catastrophes &
                        Total                 Catastrophes         Weather
----------------------- --------------------- -------------------- -------------
Q299                    109.0%                 99.7%               82.8%
Q399                    113.0%                106.6%               91.1%
Q499                     94.7%                 92.6%               85.5%
Q100                    107.9%                100.0%               90.5%
Q200                    121.1%                104.1%               86.0%
Q300                    116.9%                106.6%               91.2%
Q400                    118.0%                106.2%               93.7%
Q101                    118.2%                108.6%               98.2%
Q201                    151.7%                112.2%               89.9%
Q301                    123.4%                111.6%               92.2%
Q401                    117.8%                100.5%               92.6%
Q102                    110.0%                101.3%               93.7%
Q202                    119.5%                 97.7%               86.5%
----------------------- --------------------- -------------------- -------------

Combined ratio for Homeowners was 119.5 for the quarter. Traditionally during the second quarter, volatile weather has a strong, negative effect on Homeowners combined ratios industry-wide. However, thanks to milder weather and continued rate action, this quarter's combined ratio marks significant improvement over
151.7 in the second quarter of 2001 when the Homeowners line was hit hard by Midwest hailstorms. Homeowners combined ratio for first quarter 2002 was 110.0.

SAFECO's total catastrophe losses for the quarter were $65 million or 5.8 points on the combined ratio. This includes $15 million resulting from the Arizona and Colorado wildfires. The majority of these were Homeowners losses.

Net written premiums in Homeowners increased 7 percent compared with the same quarter of 2001, while policies in force decreased 8.9 percent. These trends are in line with SAFECO's plans for the Homeowners product.

SAFECO launched a new tiered pricing structure for its Homeowners product in the second quarter. This new approach -- which matches rates more closely to risk -- currently is in use in five states, and is expected to be in place in approximately 30 states by year-end.

In addition, SAFECO announced a temporary moratorium on issuing new Homeowners policies in eight additional states, bringing the total to 10, where the company has been unable to secure sufficient rates to cover the cost of providing insurance. This is consistent with the decision announced last July to decrease the amount of Homeowners insurance written in states where SAFECO can't be profitable because of market or regulatory conditions.

"The industry has only made money one year in the last decade," McGavick said referring to the Homeowners line. "We intend to remain a player in the Homeowners market, but -- like we've said before -- we will take decisive action in order to earn a fair return."

SAFECO Business Insurance Performance

SAFECO Business Insurance reported underwriting losses of $41.2 million, an improvement over the $80.2 million in underwriting losses for the second quarter of 2001.

--------------------------------------------- -------------------- -------------
Business Insurance Combined Ratio
The lower the percentage, the better the performance.
------------------------------------------------------------------ -------------

                                                                   Excluding
                                              Excluding            Catastrophes &
                        Total                 Catastrophes         Weather
----------------------- --------------------- -------------------- -------------
Q299                    116.0%                112.8%               108.9%
Q399                    122.0%                120.5%               116.7%
Q499                    121.2%                120.2%               118.9%
Q100                    115.6%                113.6%               110.9%
Q200                    113.8%                111.4%               107.2%
Q300                    116.5%                115.3%               112.7%
Q400                    112.3%                111.6%               108.7%
Q101                    116.7%                113.7%               111.0%
Q201                    119.2%                115.3%               111.5%
Q301                    122.1%                115.5%               111.0%
Q401                    110.9%                112.6%               110.0%
Q102                    115.7%                114.1%               112.7%
Q202                    111.1%                107.2%               105.2%

----------------------- --------------------- -------------------- -------------
Including reserve strengthening, total combined ratio was 160.7 in 3Q01
--------------------------------------------------------------------------------

Combined ratio for the quarter was 111.1, an improvement over 115.7 in the first quarter of the year and 119.2 in the second quarter of 2001.

Overall net written premiums in SAFECO Business Insurance declined 7.9 percent in the second quarter compared to the same period in 2001, and policies in force declined 10.7 percent. These reductions are associated with SAFECO's previously announced plans to focus on small- and medium-sized accounts and minimize exposure to larger accounts.

SAFECO Business Insurance recently introduced a suite of technology services to give agents more tools to generate sales of new policies. "We're continuing our investment in technology by automating back-office functions and making SAFECO easier to do business with, freeing up agents to sell our products and make more money," McGavick said.

"Tracking with the plan we put in place last year, we continue to see healthy new business growth in small- to medium-sized commercial accounts," McGavick said. "We're being much more selective in the few large-commercial accounts we write."

Surety Performance

Surety recorded a quarterly underwriting profit of $5.7 million, up from $4.6 million during the same period last year.

Surety generated a profitable combined ratio of 81.5 in the second quarter, compared with 89.5 in the first quarter and 79.7 during the same period last year.

Life & Investments Performance

SAFECO Life & Investments generated pretax profit of $52.0 million, off slightly from its performance of $57.5 million in the second quarter of 2001.


-----------------------------------------------------------------------------------------------------------------
Life & Investments Performance                       2nd          1st          4th         3rd          2nd
Pretax Profit (In millions)                          QTR          QTR          QTR         QTR          QTR
                                                     2002        2002         2001         2001        2001
                                                 ----------------------------------------------------------------

INDIVIDUAL LIFE                                      $7.5       $ 6.7         $1.7         $4.7        $9.6

RETIREMENT SERVICES                                   4.0         8.1          6.0          4.3         1.9

INCOME ANNUITIES                                      7.3         8.8         14.9         10.3        12.2

GROUP                                                14.1        10.2          4.5          3.3        12.1

ASSET MANAGEMENT                                      1.7         2.3          2.6          1.6         1.9

CORPORATE & OTHER                                    17.4        23.0         17.2         18.8        19.8


                                                 ----------------------------------------------------------------
Total                                            $  52.0       $ 59.1       $ 46.9       $ 43.0       $57.5
                                                 ================================================================

-----------------------------------------------------------------------------------------------------------------



For the second quarter, the Group line of excess-loss insurance reported pretax earnings of $14.1 million, compared with $12.1 million for the same period last year. "We have shown consistent growth and performance in our Group business," McGavick stated.

Individual Life generated pretax income of $7.5 million, compared with $9.6 million in the same period last year. During the quarter, Individual Life launched an online sales tool to enable agents to sell term life policies in less than 15 minutes.

Income Annuities recorded a quarterly profit of $7.3 million, down from $12.2 million in the same quarter last year. Among the reasons for the variance are decreased investment income from changes in pay downs of mortgage securities and lower mortality gains.

Retirement Services generated pretax earnings of $4.0 million, compared with $1.9 million last year. It also expanded its product offering by teaming with ShareBuilder to provide a 401(k) plan with many of the features of a Web-based, self-directed brokerage account.

Asset Management posted pretax profit of $1.7 million, down from $1.9 million in the second quarter of 2001.

"Life & Investments continues to fire on all cylinders," McGavick said. "It's profitable quarter after quarter, and it consistently delivers innovative new products to market."

Webcast and additional information available

SAFECO's senior management team will discuss the company's second-quarter performance with analysts today at 11 a.m. Eastern Time (8 a.m. Pacific Time). The conference call will be broadcast live on the Internet at http://www.safeco.com/irwebcast and archived later in the day for replay.

Detailed information about combined ratios for each Property and Casualty line -- as well as SAFECO's first-quarter balance sheet, income statement and supplementary financial information -- is available at http://www.safeco.com/safeco/news/archive/2002_0422.asp as links to this news release.

SAFECO, in business since 1923, is a Fortune 500 company based in Seattle that sells insurance and related financial products through more than 17,000 independent agents and financial advisors. More information about SAFECO is available online at www.safeco.com

                       SAFECO CORPORATION AND SUBSIDIARIES
                          Summary of Financial Results
                     (In Millions Except Per Share Amounts)


                                 Three Months Ended       Six Months Ended
                                       June 30                 June 30
                                  2002         2001        2002       2001
                                     (Unaudited)             (Unaudited)
    Revenues
      Property & Casualty
        Earned Premiums        $1,122.0     $1,120.4    $2,221.5   $2,236.9
        Net Investment Income     115.3        113.3       230.5      229.5
      Life & Investments          460.7        446.9       921.8      909.9
      Corporate                     4.9          6.3        11.1       10.1
      Realized Gain                95.4         28.8       126.0       62.2
                               --------     --------    --------   --------
        Total Revenues         $1,798.3     $1,715.7    $3,510.9   $3,448.6
                               ========     ========    ========   ========

    Income (Loss) (All amounts net of tax)

      Income (Loss) Before
       Charges                    $46.8      $(33.4)       $94.6    $(21.4)
      Write-off of Goodwill          --           --          --    (916.9)
      Restructuring Charges       (3.6)           --       (7.9)         --
      Realized Gain from
       Investments                 62.0         18.4        82.1       40.4
                               --------     --------     -------   --------
      Income (Loss) from
       Continuing Operations      105.2       (15.0)       168.8    (897.9)

      Income from Discontinued
       Credit Operations             --          0.6          --        2.8
                               --------     --------     -------   --------

      Income (Loss) before
       Cumulative Effect of
       Change in Accounting
       Principle                  105.2       (14.4)       168.8    (895.1)

      Cumulative Effect of
       Change in Accounting
       Principle - FAS 133           --           --          --      (2.1)
                               --------      -------     -------   --------

      Net Income (Loss)          $105.2      $(14.4)      $168.8   $(897.2)
                               ========      =======     =======   ========

      Per Share of Common Stock:

      Income (Loss) Before
       Charges                    $0.37      $(0.26)       $0.74    $(0.17)
      Write-off of Goodwill          --          --           --     (7.17)
      Restructuring Charges       (0.03)         --        (0.06)       --
      Realized Gain from
       Investments                 0.48        0.15         0.64      0.32
                               --------      -------     -------    -------
      Income (Loss) from
       Continuing Operations       0.82       (0.11)        1.32     (7.02)

      Income from Discontinued
       Credit Operations             --           --          --      0.02
                               --------      -------     -------    -------

      Income (Loss) before
       Cumulative Effect of
       Change in Accounting
       Principle                   0.82       (0.11)        1.32     (7.00)

      Cumulative Effect of Change
       in Accounting Principle
       - FAS 133                     --           --          --     (0.02)
                               --------      -------     -------    -------

      Net Income (Loss)           $0.82      $(0.11)       $1.32    $(7.02)
                               ========      =======     =======    =======


      Dividends Paid to
       Common Shareholders        $0.18       $0.19        $0.37     $0.56

      Common Shares Used
       for Calculating Income
       (Loss) Per Share           128.1       127.7        128.1     127.7

                       SAFECO CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                  (In Millions)

                                               June 30          December 31
                                                 2002               2001
                                             (Unaudited)
                                     ASSETS
    Investments
      Fixed Maturities Available-for-Sale, at Fair Value
       (Cost or amortized cost:  $21,746.3; $20,677.1)
                                              $22,669.0           $21,444.1
      Marketable Equity Securities,
       at Fair Value (Cost: $821.1; $940.5)     1,228.3             1,596.4
      Mortgage Loans                              918.2               924.2
      Real Estate                                  10.3                47.7
      Policy Loans                                 88.9                91.0
      Other Investment Assets                      91.1                98.2
      Short-Term Investments                      287.7               672.9
                                             ----------           ---------
        Total Investments                      25,293.5            24,874.5
    Cash                                          126.1               269.3
    Accrued Investment Income                     333.2               323.8
    Premiums and Service Fees Receivable        1,051.1               973.0
    Other Notes and Accounts Receivable           217.5               163.4
    Deferred Income Tax Recoverable               348.2               319.0
    Reinsurance Recoverables                      544.4               523.2
    Deferred Policy Acquisition Costs             644.2               626.8
    Land, Buildings and Equipment for
     Company Use                                  534.4               552.0
    Goodwill and Intangibles                      142.4               149.4
    Other Assets                                  120.3               110.0
    Securities Lending Collateral               2,120.4             1,636.2
    Separate Account Assets                     1,059.1             1,208.1
                                             ----------          ----------
        TOTAL ASSETS                          $32,534.8           $31,728.7
                                             ==========          ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

    Losses and Loss Adjustment Expenses        $5,177.0            $5,118.4
    Life Policy Liabilities                       332.2               327.1
    Unearned Premiums                           1,835.6             1,782.2
    Funds Held Under Deposit Contracts         15,173.4            14,624.2
    Debt:
      Commercial Paper                            296.7               299.0
      7.875% Medium-Term Notes Due 2003           310.7               323.0
      7.875% Notes Due 2005                       200.0               200.0
      6.875% Notes Due 2007                       200.0               200.0
      Other                                        65.6                74.6
    Other Liabilities                           1,179.3             1,423.0
    Current Income Taxes                           46.7                34.9
    Securities Lending Payable                  2,120.4             1,636.2
    Separate Account Liabilities                1,059.1             1,208.1
                                              ---------            --------
        Total Liabilities                      27,996.7            27,250.7
                                              ---------            --------

    Capital Securities                            843.6               843.4
                                              ---------            --------
    Preferred Stock, No Par Value
      Shares Authorized: 10
      Shares Issued and Outstanding: None            --                  --
    Common Stock, No Par Value
      Shares Authorized: 300
      Shares Reserved for Options: 7.2; 6.4
      Shares Issued and Outstanding:
       127.8; 127.7                               846.4               841.9
    Retained Earnings                           1,994.7             1,875.9
    Accumulated Other Comprehensive
     Income, Net of Tax                           853.4               916.8
                                             ----------            --------
        Total Shareholders' Equity              3,694.5             3,634.6
                                             ----------            --------
        TOTAL LIABILITIES & SHAREHOLDERS'
         EQUITY                               $32,534.8           $31,728.7
                                             ==========           =========

    Forward-looking information is subject to risk and uncertainty

Statements made in this report that relate to anticipated financial performance, business prospects and plans, regulatory developments and similar matters are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Statements in this report that are not historical information are forward-looking. The operations, performance and development of our business are subject to certain risks and uncertainties which may cause actual results to differ materially from those contained in or suggested by the forward-looking statements in this report. The risks and uncertainties include, but are not limited to:

    -- the ability to obtain rate increases and decline or non-renew underpriced insurance accounts;
    -- achievement of premium targets and profitability;
    -- realization of growth and business retention estimates;
    -- achievement of decrease in large-commercial premium volume;
    -- achievement of expense savings from consolidation of commercial operations;
    -- achievement of overall expense reduction goals;
    -- success in implementing a new business entry model for personal and commercial lines;
    -- success in obtaining regulatory approval of price-tiered products and the use of insurance scores;
    -- the ability to freely enter and exit lines of business;
    -- changes in the mix of SAFECO's property and casualty book of business;
    -- driving patterns;
    -- the competitive pricing environment, initiatives by competitors and other changes in competition;
    -- weather conditions, including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions;
    -- the occurrence of significant natural disasters, including earthquakes; -- the occurrence of significant man-made disasters, such as the attack on
       September 11, 2001;
    -- the occurrence of bankruptcies that result in losses under surety bonds;
    -- the adequacy of loss reserves;
    -- the availability of, pricing of, and ability to collect reinsurance;
    -- the ability to manage exposure to the Lloyd's of London underwriting market;
    -- the ability to exclude and to reinsure the risk of loss from terrorism; -- interpretation of insurance policy provisions by courts, court decisions regarding coverage and theories of liability, trends in litigation and changes in claims settlement practices;
    -- the outcome of any litigation against SAFECO;
    -- legislative and regulatory developments affecting the actions of insurers, including requirements regarding rates and availability of coverage;
    -- changes in tax laws and regulations that affect the favorable taxation of certain life insurance products or that decrease the usefulness of life insurance products for estate planning purposes;
    -- negative changes to SAFECO's ratings by rating agencies;
    -- the effect of current insurance and credit ratings levels on business production;
    -- inflationary pressures on medical care costs, auto parts and repair, construction costs and other economic sectors that increase the severity of claims;
    -- availability of bank credit facilities;
    -- the profitability of the use of derivative securities by SAFECO
       Financial Products;
    -- fluctuations in interest rates;
    -- performance of financial markets; and -- general economic and market conditions.

Because insurance rates in some jurisdictions are subject to regulatory review and approval, the achievement of rate increases may occur in amounts and on a time schedule different than planned, which may affect the efforts to restore earnings in the property and casualty lines.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    SAFECO CORPORATION
Dated: July 23, 2002

                                                    By: /s/ CHRISTINE B. MEAD
                                                    -------------------------
                                                    Christine B. Mead
                                                    Senior Vice President,
                                                    Chief Financial Officer and
                                                    Secretary